EXHIBIT 99.1
IDM Pharma Reports First Quarter 2007 Financial Results
IRVINE, Calif. — (BUSINESS WIRE) — May 15, 2007 — IDM Pharma, Inc. (Nasdaq: IDMI) today announced its financial results for the quarter ended March 31, 2007. Financial information for the three months ended March 31, 2007 represents the consolidated results of IDM Pharma and its subsidiary, IDM S.A.
“In the first quarter of 2007 we increased our operating runway by raising $12.7 million in net proceeds in a private placement, and as a result of a reduction in force and facility closure at our Paris based subsidiary. While we were disappointed by the outcome of the recent FDA advisory committee meeting on Junovan, our cash resources will enable us to continue to work closely with the FDA and the European regulatory agencies to complete their evaluations of Junovan, as well as moving forward other products in our pipeline,” said Jean-Loup Romet-Lemonne, M.D., Chief Executive Officer of IDM.
Financial Results
Revenue for the three months ended March 31, 2007 was $2.8 million compared to $2.3 million for the same period in 2006. Net loss for the three months ended March 31, 2007 was $5.9 million compared to $6.6 million for the same period in 2006. Basic and diluted net loss per share for the three months ended March 31, 2007 was $0.38 per share computed on 15,420,788 average shares outstanding compared to $0.50 per share computed on 13,289,577 average shares outstanding for the corresponding period in 2006. Per share calculations in the 2007 period include the weighted average effect of the shares issued as a result of the private placement of the Company’s common stock completed in February 2007. Cash and cash equivalents were $18.5 million as of March 31, 2007.
The increase of $0.5 million in revenue during the three months ended March 31, 2007 compared to the same period in 2006 was primarily due to an increase in reimbursements under the Company’s collaboration agreement with sanofi-aventis.
Research and development (R&D) expenses for the three months ended March 31, 2007 were $5.3 million compared to $5.6 million for the same period in 2006. The decrease in R&D expenses during the three months ended March 31, 2007 compared to the corresponding period in the prior year was due primarily to a reduction in costs associated with cessation of activities related to Bexidem, partially offset by increased spending on activities related to Uvidem and Junovan.
Selling, marketing, general and administrative expenses for the three months ended March 31, 2007 were $3.1 million compared to $2.9 million for the same period in 2006. Higher comparative operating expenses for the three months ended March 31, 2007 corresponds to investment advisory fees under a pre-existing agreement, partially offset by reductions in salaries and stock based compensation expense.
Net interest expense was $0.1 million for the three months ended March 31, 2007, as compared to interest income of $0.2 million for the three months ended March 31, 2006. During the quarter ended March 31, 2007, the Company recognized $0.1 million of interest income associated with its investments which was offset by a $0.3 million non-cash interest charge to record the increase in the fair value of warrants issued in connection with the February 2007 financing. The warrants will be revalued each quarter to estimated fair value using the Black-Scholes pricing model formula, with the changes in value being recorded as non-cash interest expense.
Cash and cash equivalents were $18.5 million as of March 31, 2007, compared to $10.2 million as of December 31, 2006. The Company’s successful completion of the February 2007 financing resulted in net proceeds of $12.7 million. Securities issued in the transaction consisted of 4,566,995 shares of common stock and warrants to purchase 782,568 common shares. Based on its current development and operating plan, the Company believes that its existing cash resources will be sufficient to meet its cash requirements into the second quarter of 2008.
Financial details appear in the accompanying schedules.
About IDM Pharma
IDM Pharma (IDM) is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM’s lead product candidate, Junovan(TM), (mifamurtide for injection), known as Mepact in Europe, is part of a new family of immunotherapeutic agents designed to destroy residual cancer cells by activating the body’s natural defenses. IDM’s applications requesting marketing approval of Junovan for use in the treatment of newly diagnosed resectable high-grade osteosarcoma patients in combination with multiple agent chemotherapy are in review by the FDA in the United States and by the European Medicines Agency, or EMEA, in Europe. IDM is jointly developing Uvidem, a cell-based vaccine product candidate in Phase II clinical trials for the treatment of melanoma, with sanofi-aventis.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including the timeframe for which the Company’s cash will be sufficient to meet its operating requirements, and statements regarding review of the submissions for marketing approval of Junovan by the FDA and the EMEA. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to, the timing of the FDA’s and EMEA’s review of the submissions for marketing approval, the ability of the Company to respond to questions raised by the FDA and EMEA in a satisfactory manner, the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for Junovan, although the FDA is not bound by the decision of any advisory panel, the possible negative impact that the ODAC opinion that the results of the Company’s Phase III trial do not provide substantial evidence of effectiveness of Junovan in the treatment of patients with non-metastatic, resectable osteosarcoma receiving combination chemotherapy would have upon the determination by the FDA whether to approve the marketing application for Junovan, which would have a material and adverse affect on IDM’s business, the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by Children’s Oncology Group as adequate for their assessment of Junovan, which may cause delays in review, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval, whether regulatory authorities will approve Junovan within the time frame expected by the Company or at all, and whether the Company will be able to manufacture Junovan even if it is approved by regulatory authorities. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned; whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2006 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

IDM PHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three months ended March 31,
	2007	2006

Revenues:
Related party revenue	$2,803	$2,208
Research grants and contract revenue	25	49
License fees, milestones and other revenues	10	7

Total revenues	2,838	2,264

Costs and expenses:
Research and development	5,261	5,583
General and administrative	2,949	2,792
Selling and marketing	106	84

Total costs and expenses	8,316	8,459

Loss from operations	(5,478)	(6,195)

Interest income (expense), net	(133)	156
Other expense, net	—	(33)
Foreign exchange loss	(313)	(671)

Loss before income tax benefit	(5,924)	(6,743)
Income tax benefit	54	108

Net loss	$(5,870)	$(6,635)

Basic and diluted loss per share	$(0.38)	$(0.50)
Weighted average number of shares outstanding	15,421	13,290

Comprehensive loss:
Net loss	$(5,870)	$(6,635)
Other comprehensive gain	333	953

Comprehensive loss	$(5,537)	$(5,682)

IDM PHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	March 31,	December 31,
	2007	2006
Assets:
Current assets:
Cash and cash equivalents	$18,465	$10,181
Other current assets	4,914	4,973

Total current assets	23,379	15,154

Property and equipment, net	1,326	1,711
Patents, trademarks and licenses, net	3,256	3,323
Goodwill	2,812	2,812
Other long term assets	1,469	1,382

Total assets	$32,242	$24,382

Liabilities and stockholders’ equity:
Common stock warrants	$1,657	$—
Other current liabilities	11,127	10,636
Other liabilities	3,404	3,550
Stockholders’ equity	16,054	10,196

Total liabilities and stockholders’ equity	$32,242	$24,382

Contact:
For IDM Pharma Inc.
Celeste Duncan, 646-378-2945